FOR IMMEDIATE RELEASE
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321

SUPERIOR ENERGY CLOSES $400 MILLION
OFFERING OF 1.5% SENIOR EXCHANGEABLE NOTES
     Harvey, LA – December 12, 2006 – Superior Energy Services, Inc. (NYSE: SPN) today announced the closing of the previously announced offering by its wholly-owned subsidiary, SESI, L.L.C. (“SESI”), of $400.0 million aggregate principal amount of senior exchangeable notes due December 15, 2026 (which includes $50.0 million aggregate principal amount of notes from the immediate exercise of the initial purchasers’ option to purchase additional notes) that were privately offered within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
     The notes will initially bear interest at a fixed rate of 1.5% per year, declining to 1.25% beginning on December 15, 2011, and will be guaranteed by the same subsidiaries of SESI that currently guarantee its existing 6 7/8% senior notes. In certain circumstances, the notes will be exchangeable for cash up to the principal amount of notes and shares of Superior Energy Services’ common stock for any exchange value above the principal amount of notes or, upon SESI’s election in certain circumstances prior to December 15, 2011, solely into shares of Superior Energy Services’ common stock, based on an initial exchange rate of 21.9414 shares per $1,000 principal amount of notes, which corresponds to a conversion price of approximately $45.58 per share. This initial conversion price represents a premium of 35% relative to the last reported sale price on December 7, 2006 of Superior Energy Services’ shares of common stock on The New York Stock Exchange of $33.76.
     Superior Energy Services estimates that the net proceeds from this offering will be approximately $388.8 million, after deducting discounts, commissions and estimated expenses. Superior Energy Services intends to use approximately $249.5 million of the net proceeds of this offering to fund the cash purchase price for its previously announced acquisition of Warrior Energy Services Corporation, to refinance Warrior’s existing indebtedness and to pay expenses related to the Warrior acquisition.
     SESI used approximately $35.6 million of the net proceeds of the offering, along with total proceeds of approximately $60.4 million from the sale of the warrants referred to below, to fund the cost of exchangeable note hedge transactions that SESI has entered into with certain affiliates of the initial purchasers. Each of the exchangeable note hedge transactions involves the purchase of call options with exercise prices equal to the exchange price of the notes, and are intended to limit exposure to dilution to Superior Energy Services’ stockholders upon the potential future exchange of the notes. In addition, Superior Energy Services has entered into separate warrant transactions involving the sale of warrants to purchase its common stock to the same counterparties that entered into the exchangeable note hedge transactions. The exchangeable note hedge and warrant transactions will effectively increase the exchange price of the exchangeable notes to approximately $59.42 per share of Superior Energy Services’ common stock, representing a 76% premium based on the last reported sale price of $33.76 per share on December 7, 2006.
     Superior Energy Services used the remaining net proceeds of the offering, along with a portion of available cash, to repurchase concurrently with the closing of the notes offering approximately 4,739,300 shares of its outstanding common stock at a price of $33.76 per share, or approximately $160 million in the aggregate, from institutional investors in a privately negotiated block trade through one of the initial purchasers.
     In connection with the initial exchangeable note hedge and warrant transactions, the counterparties to the exchangeable note hedge and warrant transactions or their affiliates purchased shares of Superior Energy Services’ common stock in privately negotiated transactions concurrently with or shortly after pricing of the notes. In addition, these counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling shares of Superior Energy Services’ common stock in secondary market transactions prior to expiration of the exchangeable note hedge and warrant transactions.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
     Superior Energy Services is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. Superior Energy Services uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior Energy Services also owns and operates mature oil and gas properties in the Gulf of Mexico.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with Superior Energy Services’ rapid growth; changes in competitive factors and other material factors that are described from time to time in Superior Energy Services’ filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior Energy Services or any other person that the projected outcomes can or will be achieved.
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